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                                 EXHIBIT 3.1(a)

                         CERTIFICATE OF AMENDMENT TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  VIASOFT, INC.

      Viasoft, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the first paragraph of ARTICLE IV of the Restated Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follow:

      "The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, of which forty-eight million (48,000,000) shares, of the par value of $0.001 per share, shall be Common Stock ("Common Stock"); and two million (2,000,000) shares, of the par value of $0.001 per share, shall be Preferred Stock ("Preferred Stock"); and"

      SECOND: That the foregoing amendment to Article IV of the Restated Certificate of Incorporation and resolution pertaining thereto were duly adopted by the Board of Directors on September 19, 1997, subject to stockholder approval, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      THIRD: That the foregoing amendment to Article IV of the Restated Certificate of Incorporation was duly adopted and approved by a majority of the stockholders of the Corporation entitled to vote thereon at the annual meeting of stockholders held November 14, 1997, in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this instrument has been executed for, on behalf of, and in the name of the Corporation by its duly authorized officers on this 14th day of November 1997.

                                          VIASOFT, INC.

                                          By:   /s/ Steven D. Whiteman
                                                -----------------------------
                                                Steven D. Whiteman,
                                                President

ATTEST:

/s/ Catherine R. Hardwick
-------------------------------
Catherine R. Hardwick,
Secretary